Exhibit 99.1

Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

www.providentbanking.com

FOR IMMEDIATE RELEASE

CONTACT:

Suzanne Copeland, Provident Bank

845.369.8341

PROVIDENT NEW YORK BANCORP TO ACQUIRE

GOTHAM BANK OF NEW YORK

Gotham Bank to serve as the base for acquisition of banking teams and growth of the middle market segment in New York City

MONTEBELLO, NY– (January 18, 2012) – Provident New York Bancorp (NYSE: PBNY), announced today that its Provident Bank subsidiary has entered into a definitive agreement to acquire Gotham Bank of New York (Pink Sheets: GOBN) in a cash transaction valued at approximately $40.5 million (CONFERENCE CALL TO DISCUSS TRANSACTION LISTED BELOW). The closing consideration will be 125% of adjusted tangible net worth as calculated under the merger agreement, resulting in an estimated 3.3% core deposit premium. Completion of the transaction is subject to regulatory and Gotham Bank shareholder approvals and other customary closing conditions.

“Gotham Bank is a great strategic fit for us and offers an attractive platform in the New York City market to grow our franchise,” said Jack Kopnisky, President and CEO of Provident Bank. “The acquisition of Gotham Bank continues the implementation of our strategic objective to expand our reach into the greater New York City marketplace.”

Gotham Bank, chartered in 1980, operates as a community-oriented commercial bank through its branch in midtown Manhattan and emphasizes a high level of personal service for every client as a core business practice. As of September 30, 2011, it reported $169 million of loans and $335 million of deposits. It is conservatively managed with strong credit quality. “We are excited to join Provident Bank. This combination is a great outcome for our shareholders and employees as we share a commitment to providing our clients an unparalleled level of service. Provident Bank has a strong plan for the future and we are pleased to be an important part of their entry into New York City,” said Laurence R. Marchini Jr., Chief Executive Officer, Gotham Bank of New York.

Provident Bank previously announced the appointment of David S. Bagatelle as Executive Vice President of Provident Bank and President of the New York City market. In this role he will spearhead the expansion into New York City by focusing on serving middle market commercial clients as well as the personal banking needs of the owners, senior managers, and employees of those businesses. “As we put together our middle-market banking teams in New York City, Gotham provides a platform to expand that includes a core asset and deposit base, a long-term client base, an advantageous location in midtown Manhattan, and an initial legacy client relationship team,” said Mr. Bagatelle. “We plan to hire three to five New York City-based banking teams which will be teamed up with the legacy Gotham relationship team to create a strong middle-market franchise.”

The transaction, which has been approved by the boards of directors of both companies, is expected to close in the third quarter of 2012. This transaction will be accretive to earnings, excluding one-time transaction costs, in year one based on conservative cost savings estimates. In connection with the acquisition, Gotham Bank will merge into Provident Bank.

A conference call to discuss the transaction is scheduled for Wednesday, January 18 at 4:30 pm ET. Interested parties are invited to listen in by dialing 1-866-551-3680 and entering PIN number 47052777# . A presentation regarding the transaction will be discussed on this call and will be available for download at www.providentbanking.com on Investor Relations page.

Headquartered in Montebello, N.Y., Provident Bank, with $3.1 billion in assets, specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City marketplace through teams of dedicated and experienced relationship managers. Our franchise includes 38 Financial Centers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank Web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This press release contains forward-looking statements including, but not limited to, statements related to the price, timing and strategic and financial benefits of the pending transaction with Gotham Bank of New York, as well as future expense savings, future synergies, and other future financial or business performance, conditions, strategies, expectations or goals. Any statements that are not statements of historical fact may be deemed to be forward-looking statements, and are based on management’s estimates, assumptions and projections that are subject to risks and uncertainties. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will, “should,” or “anticipates” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including among other things: uncertainties as to whether or when our anticipated Gotham Bank acquisition will be consummated; the Company’s success in implementing its strategic, financial and operational initiatives and in successfully executing the Gotham Bank acquisition, including the ability to timely and fully realize contemplated cost savings and revenues, extent of customer retention and generation, and difficulties in integrating operations within the periods, to the degree and at the cost anticipated; costs and availability of financing on favorable terms and future capital needs; and uncertainties associated with regulatory policies and approvals.

There are a number of additional important factors described in documents filed by the Company with the Securities and Exchange Commission and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.